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                    March 2, 2022

       David Chen
       President
       808 Renewable Energy Corporation
       850 Tidewater Shores Loop, Suite 402
       Bradenton, Florida 34208

                                                        Re: 808 Renewable
Energy Corporation
                                                            Amendment No. 4 to
Registration Statement on Form 10-12G
                                                            Filed February 24,
2022
                                                            File No. 000-56313

       Dear Mr. Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation
       cc:                                              Jeffrey M. Stein, Esq.